Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Income & Growth Fund, of our report dated December 8, 1995 on the financial statements and financial highlights included in the October 31, 1995 Annual Report to Shareholders of Fidelity Advisor Income & Growth Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

       /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts    COOPERS & LYBRAND L.L.P.
November 25 , 1996